Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No.’s 333-154522, 333-145459, 333-129011 and 333-85830 of International Paper Company on Form S-8 of our report dated June 29, 2009, appearing in the Annual Report on Form 11-K of International Paper Company Salaried Savings Plan for the years ended December 31, 2008 and 2007.

/s/ Deloitte & Touche, LLP

Memphis, TN
June 29, 2009